Exhibit 99.2

January 23, 2019

Dear Stockholder,

I write to provide an update on the significant progress and improvements our business units made in 2018 and to share some insight into our plans to achieve significant growth and positive cashflow going forward in 2019.

While we’ve had to overcome many challenges in 2018, it was also a turning point for our company. We substantially increased our revenues, pulled in more cash from grants, tightened our R&D belts, and secured direct investment of $1 million into Clyra as we acquired a stem cell therapy technology. Last but certainly not least, we also advanced the position of our most important asset – our patented technology – to a state where we expect it will soon bear the fruits of our significant investments of time, money and labor.

Our mission is now to capitalize on the significant opportunities we have created.

Looking back at 2018

Notable milestones:

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Our odor division Odor-No-More, Inc. topped $1.1 million in revenue. It recently signed agreements with the leading company in the solid waste management industry for our patented industrial odor eliminator CupriDyne Clean®. It has also been featured by the waste water treatment industry as a ‘best practices’ and continues to find new markets anxious for a solution like ours. ONM also launched a full-service design, build, installation, and maintenance team for the odor market. All these achievements combine to set us up to hit a growth rate of two to three times or more for the odor and VOC control business in 2019, assuming basic working capital is in place.

●

AOS water treatment technology has entered into its first pre-commercial pilots to prove its operational and capital costs (OPEX/CAPEX) and to pave the way for commercial trials and market entry. The importance of this step in its development cannot be overstated – it is the cornerstone for the commercialization of the AOS for water treatment.

●

Our Canadian research team achieved technical milestones in AOS development, secured funding for pre-commercial pilots, developed a new a “spiral” AOS reactor, reported results of third-party study that showed the AOS can treat and reduce the toxicity of micropollutants associated with municipal wastewater, and was awarded its 66th grant.

●

Total cash from all revenues and grant support (to us and to third parties supporting our research projects) in 2018 was almost $2M. We expect these numbers will increase dramatically in 2019, primarily as a result of rising revenues in our odor and engineering business units.

●	Clyra has multiple product designs and continues to progress through the FDA 510(k) review process on its first (which we remain confident about).
●	We acquired a revolutionary stem cell therapy technology and raised $1M in direct investments into the Clyra subsidiary.
●	Engineering subsidiary BLEST completed its first year in business trending toward profitability, and its third-party service billings even exceeded expenses during Q4 2018.

Overcoming Hurdles

Our journey to success requires us to overcome barriers to entry, capital constraints and events beyond our control. You don’t have to look far to see the impact of a government shut-down, regulatory hurdles that cost time and money, and extreme volatility in the global capital markets. We have continued to remain steadfast in the face of these hurdles.

Our response is straight forward:

●	We have focused on serving our clients, growing revenue, and adding strategic services to lock in a leadership role in the odor and VOC control market;
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We have refocused our efforts in Canada towards our pre-commercial pilot opportunities at a poultry processing plant, micro-brewery, and storm wastewater treatment plant, reducing our R&D budget and staff at the end of 2018 (and thus our operating costs);

●	We have created and are executing on a specific plan to complete requests made by the FDA to complete Clyra’s 510(k) application in review;
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Our senior management continued to demonstrate confidence in our future by foregoing substantial cash compensation and instead accepting restricted (locked up) shares of common stock (still no stock sales from management since inception) to preserve capital; and

●	We continue the ongoing search for longer-term investment capital to support our vision of tremendous growth, positive cash flow and high impact.

Looking forward to 2019

We believe that with proper capital resources we can grow top line revenues and achieve a cash flow positive status in 2019. We are definitely heading in the right direction – increasing revenues from our business units have reduced demands on capital support from the corporate office. Our goals for the coming year are:

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Increase odor product sales to generate positive cash flow and cover all base operations. We forecast that sales in the $350k - $450k range per month could generate sufficient cash flow to support Odor-No-More, the base operations of the corporate office, and the current low level of capital support for R&D to complete the current pilot work planned for our water business unit;

●	Secure distribution partners for our odor products in the wastewater treatment segment;
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Achieve approval of our FDA 510(k) application, secure more direct investment into Clyra, and launch the product. Clyra has been funded by direct investment into the subsidiary from outside investors and this is expected to continue going forward;

●	Complete pre-commercial pilots for the AOS, paving the way for commercial pilots, manufacturing, and market entry;
●	Secure direct investment into BioLargo Water;
●	Complete uplist to Nasdaq or equivalent national market; and
●	Pay off all debt.

Closing

‘There is no substitute for innovation. Original revolutionary ideas will always rise to the top.’

Sir Richard Branson

A few days ago, one of our first investors said to me, “remember to remind everyone about the revolutionary nature of your technologies”. The investor was right: BioLargo epitomizes the principles of innovation as we have created, proven, and are now commercializing three high-impact sustainable platform technologies covered by 18 patents, 5 patents pending, 66 research/government grants, and countless scientific studies. Our history is marked by significant investment in R&D (more than $6M since 2007) to build out our robust intellectual property portfolio. While certainly there have been hurdles and there are hurdles yet to come, those investments in R&D have yielded incredibly important technology assets with the potential to create tremendous value for our company, our investors, and the world.

The task ahead of us now is to leverage these technology assets by properly capitalizing and monetizing them through commercialization, licensing or sale. That’s exactly what we plan to do in 2019. We hope you will be with us as we rise to the top!

Sincerely,

Dennis P. Calvert

President & CEO

BioLargo, Inc.